UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2014

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2014, ABP Pearl Highlands LLC, a wholly owned subsidiary of Alexander & Baldwin, Inc. (the "Company"), refinanced a $58.1 million mortgage loan that bore interest at 5.89%, required monthly payments of principal and interest of approximately $0.4 million, and had a final balloon payment of $56.2 million due on September 15, 2016. The new loan (the "Refinanced Loan") was increased to $92.0 million and bears interest at 4.15%. The Refinanced Loan matures in December 2024, and requires monthly principal and interest payments of approximately $0.4 million. A final principal payment of approximately $73.0 million is due on December 8, 2024. The Refinanced Loan is secured by the Pearl Highlands Center, located in Pearl City, Oahu, under a Mortgage and Security Agreement between ABP Pearl Highlands LLC and The Northwestern Mutual Life Insurance Company, dated December 1, 2014 (the "Mortgage").

The foregoing description of the terms relating to the Refinanced Loan is qualified in its entirety by reference to the (i) Promissory Note between ABP Pearl Highlands LLC and The Northwestern Mutual Life Insurance Company, dated December 1, 2014 and (ii) the Mortgage, which are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 1, 2014, the Company completed the acquisition of Kaka'ako Commerce Center, a 204,000 square foot, light industrial property located in Honolulu, Hawaii, for $39.1 million. The final source of funding is expected to be composed of existing and future 1031 tax-deferred sales proceeds.

On November 13, 2014, the Company closed on a previously disclosed sale of two lots that comprise a 1.5 acre “street-to-beachfront” parcel on Kahala Avenue on Oahu for $19.4 million.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

10.1	Promissory Note between ABP Pearl Highlands LLC and The Northwestern Mutual Life Insurance Company, dated December 1, 2014.
10.2	Mortgage and Security Agreement between ABP Pearl Highlands LLC and The Northwestern Mutual Life Insurance Company, dated December 1, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ Paul K. Ito______________
Paul K. Ito
Senior Vice President, Chief Financial Officer,
Treasurer and Controller

Dated:    December 1, 2014